Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Retirement Committee

Armstrong World Industries, Inc.:

We consent to the incorporation by reference in the Registration Statement No. 33-18996 on Form S-8 of Armstrong World Industries, Inc. of our report dated March 26, 2007, with respect to the statements of net assets available for benefits of the Savings and Investment Plan of Armstrong World Industries, Inc. as of September 30, 2006 and 2005 and the related statements of changes in net assets available for benefits for the years then ended and the supplemental schedule, which report is included herein.

/s/ KPMG LLP

Philadelphia, Pennsylvania
March 26, 2007